Sierra Monitor Declares Quarterly Cash Dividend of $0.01 per Share

Milpitas, California – April 15, 2013 – Sierra Monitor Corporation (OTCQB: SRMC) today announced that its board of directors has declared a quarterly cash dividend of $0.01 per share of common stock. The cash dividend will be payable on May 15, 2013 to shareholders of record on May 1, 2013. This is the third quarterly dividend to be paid by the Company and represents a quarterly payout of approximately $101,043 in aggregate, based on 10,104,311 shares outstanding as of March 31, 2013.

About Sierra Monitor Corporation

Sierra Monitor Corporation designs, manufactures and sells electronic safety and environmental instrumentation. The company’s unique protocol translator product lines enable communication between disparate electronic systems overcoming protocol language barriers. By enabling communication between central building automation systems and many electronic subsystems, such as fire panels, chillers and air handlers, Sierra Monitor assists with the integration of energy saving building automation systems. The company’s products improve the safety and comfort of workers while contributing to climate and natural resource protection. Sierra Monitor’s intelligent hazardous gas detection systems can be found in a broad range of applications including alternate fuel vehicle maintenance facilities, US Navy ships, wastewater treatment facilities, refineries, offshore oil platforms, chemical plants, parking garages and underground telephone vaults providing 24/7 protection of personnel and facilities.

The Company’s vision is to capitalize on the expanding worldwide demand for knowledge-based products and services that improve operational performance, productivity, efficiency and safety in building automation, industrial, and military applications, while reducing demands on resources and energy consumption.

Sierra Monitor Investor Relations Contact:

Steve Polcyn

408-262-6611 ext. 134

spolcyn@sierramonitor.com

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